                                                                                                        Exhibit 12





                                             CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         (Dollars in Millions)

                                            Six Months
                                          Ended June 30,                     Year Ended December 31,
                                          --------------      -----------------------------------------------------
                                               2001               2000       1999       1998       1997       1996
                                             ---------        ---------  ---------  ---------  ---------  ---------

Net Income                                     $2,924            $5,185     $2,070     $1,339     $3,256     $2,607

Income Tax Expense                              2,163             4,085      1,578        495      2,246      2,133

Distributions (Less Than) Greater Than
Equity in Earnings of Affiliates                 (116)             (154)      (258)        25       (353)        83

Minority Interest                                   3                 6          4          7         11          4

Previously Capitalized Interest
   Charged to Earnings During Period               20                48         59         35         28         24

Interest and Debt Expense                         162               460        472        405        312        364

Interest Portion of Rentals*                      138               246        160        172        151        143
                                            ---------         ---------  ---------  ---------  ---------  ---------

Earnings Before Provision for
   Taxes And Fixed Charges                     $5,924            $9,876     $4,085     $2,478     $5,651     $5,358
                                            =========         =========  =========  =========  =========  =========

Interest and Debt Expense                      $  162             $ 460     $  472     $  405     $  312     $  364

Interest Portion of Rentals*                      138               246        160        172        151        143

Capitalized Interest                               20                32          9         39         82        108
                                            ---------         ---------  ---------  ---------  ---------  ---------

Total Fixed Charges                            $  320            $  738     $  641     $  616     $  545     $  615
                                            =========         =========  =========  =========  =========  =========



Ratio Of Earnings To Fixed Charges              18.51             13.38       6.37       4.02      10.37       8.71


* Calculated as one-third of rentals.

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